Exhibit 99.1

Investar Holding Corporation Announces Completion of Cheaha Financial Group, Inc. Acquisition

Baton Rouge, La., April 1, 2021 (GLOBE NEWSWIRE) – Investar Holding Corporation (Nasdaq:ISTR) (the “Company”), the holding company of Investar Bank, National Association (the “Bank”), today announced the completion of its acquisition of Cheaha Financial Group, Inc. (“Cheaha”), the holding company for Cheaha Bank, in Oxford, Alabama. A definitive agreement relating to the acquisition was previously announced in January 2021.

The acquisition became effective as of April 1, 2021. Pursuant to the terms of the definitive agreement, the Company paid $80.00 in cash consideration for each share of Cheaha common stock, for an aggregate transaction value of approximately $41.1 million.

“Investar is excited to expand our footprint into the northeast Alabama market through the acquisition of Cheaha. We believe these branches will complement our recent entry into Alabama. As a community bank, we are focused on customer service, and we look forward to providing enhanced products and services to the customers and communities that we serve. We are enthusiastic about this partnership and look forward to welcoming Cheaha’s customers, shareholders and employees to the Investar family,” said John D’Angelo, President and Chief Executive Officer of the Company.

“The entire Cheaha team could not be more pleased with this partnership. The successful closing of this transaction is a testament to how well matched Cheaha’s culture and values are with those of Investar. We know our customers and our local communities will be as pleased with the Investar family as we already are,” said Shad Williams, President and Chief Executive Officer of Cheaha.

On March 31, 2021, Cheaha Bank had approximately $238 million in assets, $120 million in net loans, and $206 million in total deposits. Following the acquisition, on a pro forma basis, the combined organization is expected to have approximately $2.6 billion in total assets.

About Investar

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank had total assets of approximately $2.3 billion and 323 full-time equivalent employees as of December 31, 2020 and currently operates 35 branches, including four branches acquired on April 1, 2021, serving its markets in Louisiana, Texas, and Alabama.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com